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                                                                      EXHIBIT 22



                  SUBSIDIARIES OF COOPER DEVELOPMENT COMPANY


     Cabot Laboratories, Inc. (New York)

     Difa Cooper S.p.A. (Italy)

     Cooper Cosmetics, S.A. (Switzerland)

     Cooper Development S.A. (Switzerland)

     Cooper Pharmaceuticals (Bahamas) Limited (Bahamas)

     Cooper Laboratories Inc.  (New York)

     Cooper & Co. (California)